                                                                                                        Exhibit 11
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
- - -----------------------------------------------
                                         Fiscal Three Months Ended                   Fiscal Nine Months Ended
                                       ----------------------------------          -----------------------------------
                                       Dec. 30, 1994        Dec. 31, 1993          Dec. 30, 1994         Dec. 31, 1993
                                       -------------        -------------          -------------         -------------
PRIMARY
- - -------

Average shares outstanding              9,119,000            9,282,000              9,227,000               8,724,000

Net effect of dilutive stock
options - based on the treasury
stock method using average
market price                              111,000              216,000                163,000                 226,000
                                       ----------           ----------             ----------            ------------

                TOTAL                   9,230,000            9,498,000              9,390,000               8,950,000
                                       ==========           ==========             ==========            ============

Net income                             $4,067,000           $7,551,000              8,038,000            $ 17,494,000
                                       ==========           ==========             ==========            ============

Net income per share                   $      .44           $      .80                    .86            $       1.95
                                       ==========           ==========             ==========            ============


FULLY DILUTED
- - -------------

Average shares outstanding              9,119,000            9,282,000              9,227,000              8,724,000

Net effect of dilutive stock
options - based on the treasury
stock method using greater of
average or period - end market
price                                     111,000              216,000                163,000                231,000

Assumed conversion of 8%
convertible subordinated
debentures                                                                                                   674,000
                                       ----------           ----------             ----------            -----------

               TOTAL                    9,230,000            9,498,000              9,390,000              9,629,000
                                       ==========           ==========             ==========            ===========


Net income                             $4,067,000           $7,551,000             $8,038,000            $17,494,000


Add interest on 8% convertible
subordinated debentures, net of
federal tax effect                                                 ---                                       265,000
                                       ----------           ----------             ----------            -----------

                TOTAL                  $4,067,000           $7,551,000             $8,038,000            $17,759,000
                                       ==========           ==========             ==========            ===========

Net income per share                   $      .44           $      .80             $      .86            $      1.84
                                       ==========           ==========             ==========            ===========
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